UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21221	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19910 North Creek Parkway

Bothell, Washington 98011

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (425) 415-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a) Microvision, Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of March 11, 2005 (the “Purchase Agreement”) with various investors (the “Purchasers”) pursuant to which the Company has issued senior secured exchangeable convertible notes in the aggregate principal amount of $10,000,000 (the “Notes”) and warrants to purchase shares of the Company’s common stock (the “Warrants”) for an aggregate purchase price of $10,000,000.

The Notes are convertible at the option of the holders into shares of the Company’s common stock (“Company Shares”) or exchangeable into shares of Lumera Corporation’s common stock (“Lumera Shares”) which are held by the Company, or a combination of the two. The conversion price for Common Shares is $6.84 per share, and the exchange price for Lumera Shares is $5.64 per share, subject to the aggregate maximum number of Lumera Shares available for exchange and/or repayment as noted below. The maturity date for the Notes is March 15, 2007. The Notes bear interest at a rate of the applicable LIBOR plus three percent (3.0%) per annum, subject to periodic adjustment, provided that the interest rate shall not be less than 6.0% per annum or greater than 8.0% per annum.

The Notes have a term of two years and scheduled repayments of one-sixth of the principal amount in each of the last six quarters of the term. Subject to conditions, the Company has the option to pay principal in cash or common stock or a combination thereof. If the Company exercises its option to pay principal in common stock, each Purchaser will choose its preference of Lumera Shares or Company Shares or a combination thereof. Payment in either stock will be issued at a 10% discount to the arithmetic average of the volume weighted average prices for the 15 trading days prior to the payment date. Subject to conditions, interest is payable in cash or Company Shares, at the Company’s option. If the Company elects to pay interest in Company Shares, the price will be based on 92% of the arithmetic average of the volume weighted average prices for the 10 trading days prior to the payment date. The Company has the right to mandatorily convert the Notes into Company Shares at the conversion price of $6.84 if, subject to conditions, the shares trade at or above $11.97 for 20 out of 30 trading days after the effectiveness of the required resale registration statement.

The maximum number of Lumera Shares available for exchange is 1,750,000. The Company has pledged to the Purchasers the same 1,750,000 Lumera Shares as security.

The Warrants are exercisable for 462,330 Company Shares at $6.84 per share through March 11, 2010. The conversion price of the Note and exercise price of the Warrants are subject to anti-dilution adjustments, subject to conditions.

The transaction documents include material restrictions on the Company’s incurrence of debt and liens while the Note is outstanding, as well as other customary covenants. The documents also include a change of control put right by the holders of the Note at 125% of the principal amount then outstanding and specified financial penalties for performance failures.

The Company has entered into a Registration Rights Agreement with respect to Company Shares issuable upon conversion of the Notes, issuable as payment of principal and interest, and issuable upon exercise of the Warrants, pursuant to which the Company has agreed to file a registration statement with respect to the sale of such Company Shares by the investors.

The proceeds will be used for working capital purposes and for the repayment of the bridge loan described below.

The Company issued a press release with respect to the issuance on March 11, 2005 which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(b) On March 7, 2005, the Company entered into a bridge loan, pursuant to which the Company borrowed $1,000,000 secured by 405,000 Lumera Shares, on a non-recourse basis, with a maturity date of April 6, 2005, to be prepaid when the Company completes another financing. Interest accrues at a rate of 6% per annum.

Item 3.02. Unregistered Sales of Equity Securities.

The Company issued the Notes and the Warrants (collectively, the “Securities”) for an aggregate purchase price of $10,000,000. The Securities were issued in a transaction not involving any public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. The terms of the issuance are described in Item 1.01 of this Report and are incorporated herein by reference.

Item 9.01. Financial Information, Pro Forma Financial Information and Exhibits.

10.1	Secured Promissory Note dated March 7, 2005 issued to Paulson Capital Corporation.

10.2	Stock Pledge Agreement dated as of March 7, 2005 by and among Microvision, Inc. and Paulson Capital Corporation.

99.1	Microvision, Inc. Press Release dated as of March 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel

Date: March 11, 2005